                                  EXHIBIT 4.6

                         CERTIFICATE OF DESIGNATION OF
                           SERIES D PREFERRED STOCK

                                      OF

                             INTERCELL CORPORATION


It is hereby certified that:

     1. The name of the Company (hereinafter called the "Company") is Intercell Corporation, a Colorado corporation.

     2. The Certificate of Incorporation of the Company authorizes the issuance of Ten Million (10,000,000) shares of preferred stock, no par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

     3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series D issue of Preferred Stock:

     RESOLVED, that one thousand and eighty (1,080) of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Company shall be designated Series D Preferred Stock, no par value per share, and shall possess the rights and preferences set forth below:

     Section 1.  Designation and Amount.  The shares of such series shall have
                 ----------------------
no par value and shall be designated as Series D Preferred Stock (the "Series D Preferred Stock") and the number of shares constituting the Series D Preferred Stock shall be one thousand and eighty (1,080). The Series D Preferred Stock shall have a Deemed Purchase Price of Two Thousand, Five Hundred Dollars ($2,500) per share.

     Section 2.  Rank.  The Series D Preferred Stock shall rank: (i) junior to
                 ----
any other class or series of outstanding Preferred Shares or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series D Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's Common Stock, no par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series D Preferred Stock of whatever subdivision (collectively, with the Common Stock and the Existing Preferred Stock, "Junior Securities"); and
(iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series D Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

     Section 3.  Dividends.  The Series D Preferred Stock shall bear a six
                 ---------
percent (6%), cumulative dividend, commencing January 1, 1998. If such dividend is not declared and paid, for any reason, the Deemed Purchase Price of the Series D Preferred Shares shall be increased by such accrued dividend and shall, at the option of the holder, be convertible into common stock of the Company or otherwise redeemed.

     Section 4.  Liquidation Preference.
                 ----------------------

            (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series D Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) the Series D Deemed Purchase Price for each outstanding share of Series D Preferred Stock and (ii) an amount equal to six percent (6%) of the Series D Demand Purchase Price per annum for the period that has passed since January 1, 1998 to the date of the event of liquidation, dissolution or winding up of the Company. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series D Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series D Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series D Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

            (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

     Section 5.  Conversion.  The record Holders of this Series D Preferred
                 ----------
Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. On and after January 1, 1999, each record Holder of Series D Preferred Stock shall be entitled (at the times and in the amounts set forth below) and subject to the Company's right of redemption set forth in Section 6(a), at the office of the Company or any transfer agent for the Series D Preferred Stock (the "Transfer Agent"), to convert (in multiples of one (1) share of Preferred Stock) as follows:

                                     4.6-2

     Each share of Series D Preferred Shares shall convert into that number of common shares of the Company which could be acquired at the then current market price of its common shares multiplied by the yearly factor indicated in the following table:

            Year                        Factor
            ----                        ------
            1999                          1.5
            2000                          1.3
            2001                          1.1
            2002                          1.0
            2003 and thereafter           0.9

     For this purpose market price shall be determined to be the average closing price as published for the Company's common stock in daily financial periodicals, if the common stock is listed for trading on any exchange or on the NASDAQ Stock market, and if unlisted, then the average of the bid and asked prices, for the thirty (30) trading day-period ending on the date immediately preceding the date on which a Notice of Conversion is sent to the Company by the holder of the Series D Preferred Shares; provided that in no event may the total number of shares of the Company's common stock issued upon conversion of the Series D Preferred Shares exceed ten percent (10%) of the total number of shares of the Company's common stock outstanding on the first date on which any holder of Series D Preferred Shares sends a Notice of Conversion to the Company. In the event the total number of shares, issuable upon conversion exceeds ten percent (10%) of the then issued and outstanding common shares of the Company, the Company, shall within ninety (90) days, of such event, redeem those Preferred Shares which, if converted would exceed the ten percent (10%) limitation, at their Deemed Purchase Price, plus all accrued dividends. The conversion price on the applicable conversion date shall hereafter be referred to as the "Fixed Conversion Price."

            (b) Mechanics of Conversion. In order to convert Series D Preferred Stock into full shares of Common Stock, the Holder shall (i) fax, on or prior to 11:59 p.m., Denver, Colorado time (the "Conversion Notice Deadline") on the date of conversion, a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or its designated transfer agent (the "Transfer Agent") for the Series D Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series D Preferred Stock to be converted, the applicable conversion price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series D Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of

                                     4.6-3
subparagraph (i) below). Upon receipt by Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion. In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three
(3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify Company and Holder of the results no later than forty-eight (48) hours from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

            (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series D Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, Company shalt not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests Company to convert such Series D Preferred Stock into Common Stock.

            (ii) Delivery of Common Stock Upon Conversion. The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the second (2nd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion and receipt by Company or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

            (iii) No Fractional Shares. If any conversion of the Series D Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next lower number of shares.

            (iv) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company before

                                     4.6-4

11:59 p.m., Denver, Colorado time, on the Date of Conversion, and (ii) that the original Preferred Stock Certificates representing the shares of Series D Preferred Stock to be converted are surrendered by depositing such certificates with a common courier, as provided above, and received by the Transfer Agent or the Company as soon as practicable after the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.

            (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock, the Company will take such corporate action as may be necessary, to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (d)  Adjustment to Conversion Rate.

                 (i) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all of the Series D Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

                 (ii) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series D Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holders of Series D Preferred Stock shall thereafter have the right to receive upon conversion of Series D Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series D Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series D Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series D Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

                                     4.6-5

                 (iii) No Fractional Shares. If any adjustment under this
Section 5(f) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next lower number of shares.

     Section 6.  Redemption by Company.
                 ---------------------

            (a) Company's Right to Redeem at its Election. At any time, the Company shall have the right, in its sole discretion, to redeem ("Redemption at Company's Election"), from time to time, any or all of the Series D Preferred Stock; provided (i) Company shall first provide six (6) months advance written notice as provided in subparagraph 6(b)(ii) below. If the Company elects to redeem some, but not all, of the Series D Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series D Preferred Stock.

                 (i) Redemption Price At Company's Election. The "Redemption Price At Company's Election" shall be the Deemed Purchase Price.

     For purposes hereof, "Deemed Purchase Price" shall mean the Series D Deemed Purchase Price (as defined in Section 4(a)) of the shares of Series D Preferred Stock being redeemed pursuant to this Section 6(a), together with the accrued but unpaid dividends (as defined in Section 4(a)).

                 (ii) Mechanics of Redemption at Company's Election. The Company shall effect each such redemption by giving at least six (6) months prior written notice ("Notice of Redemption At Company's Election") to the Holders of the Series D Preferred Stock selected for redemption, at the address and facsimile number of such Holder appearing in the Company's Series D Preferred stock register and to the Transfer Agent, which Notice of Redemption At Company's Election shall be deemed to have been delivered three (3) business days after the Company's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption At Company's Election. Such Notice of Redemption At Company's Election shall indicate (i) the number of shares of Series D Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "Date of Redemption At Company's Election") and (iii) the Redemption Price At Company's Election, as defined in subsection (a)(i) above.

            (b) Company Must Have Immediately Available Funds or Credit Facilities. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure under Section 6(a) and unless it has:

                 (i) the full amount of the redemption price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

                 (ii) immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution; or

                                     4.6-6

                 (iii) an agreement with a standby underwriter willing to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

                 (iv)  a combination of the items set forth in (i), (ii) and
(iii) above, aggregating the full amount of the redemption price.

            (c)  Payment of Redemption Price.

                 (i) Each Holder submitting Preferred Stock being redeemed under this Section 6 shall send their Series D Preferred Stock Certificates so redeemed to the Company or its Transfer Agent, and the Company shall pay the applicable redemption price to that Holder within five (5) business days of the Date of Redemption at Company's Election. The Company shall not be obligated to deliver the redemption price unless the Preferred Stock Certificates so redeemed are delivered to the Company or its Transfer Agent, or, in the event one (1) or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with Section 5(b)(i).

            (d) Blackout Period. Notwithstanding the foregoing, the Company may not either send out a redemption notice or effect a redemption pursuant to
Section 6(b) above during a Blackout Period (defined as a period during which the Company's officers or directors would not be entitled to buy or sell stock because of their holding of material non-public information), unless the Company shall first disclose the non-public information that resulted in the Blackout Period; provided, however, that no redemption shall be effected until at least ten (10) days after the Company shall have given the Holder written notice that the Blackout Period has been lifted.

     Section 7.  Voting Rights.  The Holders of the Series D Preferred Stock
                 -------------
shall have no voting power whatsoever, except as otherwise provided by the Colorado Business Corporation Act ("Colorado Law"), and no Holder of Series D Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

     To the extent that under Colorado Law the vote of the Holders of the Series D Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series D Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series D Preferred Stock (except as otherwise may be required under Colorado Law) shall constitute the approval of such action by the class. To the extent that under Colorado Law the Holders of the Series D Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series D Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series D Preferred Stock also shall be entitled to notice of all shareholder meetings or written

                                     4.6-7
consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

     Section 8.  Protective Provision.  So long as shares of Series D Preferred
                 --------------------
Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by Colorado Law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series D Preferred Stock, and at least seventy-five percent (75%) of the then outstanding Holders:

            (a) alter or change the rights, preferences or privileges of the Series D Preferred Stock so as to affect adversely the Series D Preferred Stock.

            (b) create any new class or series of stock having a preference over the Series D Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series D Preferred.

     In the event Holders of at least seventy-five percent (75%) of the then outstanding shares of Series D Preferred Stock and at least seventy-five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock, pursuant to subsection (a) above, so as to affect the Series D Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series D Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) business days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series D Preferred Stock.

     Section 9.  Status of Converted or Redeemed Stock.  In the event any shares
                 -------------------------------------
of Series D Preferred Stock shall be converted or redeemed pursuant to Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series D Preferred Stock.

     Section 10. Preference Rights.  Nothing contained herein shall be
                 -----------------
construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series D Preferred Stock.

     Section 11. Registration Rights.  The Series D Preferred Shares shall have
                 -------------------
registration rights permitting the resale of not more than twenty percent (20%) of the outstanding Series D

                                     4.6-8

Preferred Shares in connection with any registered, primary, firm commitment underwriting of the Company's common stock, after December 31, 1998, unless earlier converted or redeemed.

Signed on September 29, 1997


                                By: /s/ Paul H. Metzinger
                                   --------------------------------------------
                                        Paul H. Metzinger,
                                        President & Chief Executive Officer

STATE OF COLORADO   )
                    ) SS.
COUNTY OF DENVER    )

     I, Kristi J. Kampmann, a Notary Public, hereby certify that on the 29th day of September, 1997, Paul H. Metzinger, personally appeared before me, Kristi J. Kampmann, who being by me first duly sworn declared that he is the person who signed the foregoing, and that the statements therein contained are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal on the date hereinbefore mentioned.

My commission expires April 18, 2000.


                                    /s/ Kristi J. Kampmann
                                   --------------------------------------------
                                           Notary Public
                                   Kristi J. Kampmann
                                   5250 S. Cherry Creek Dr. Apt. 18K
                                   Denver, CO 80246

                                     4.6-9